GE HealthCare appoints medtech leader Kevin Lobo to Board of Directors

CHICAGO —(BUSINESS WIRE)— March 17, 2026— GE HealthCare (Nasdaq: GEHC) announced today the appointment of Kevin A. Lobo, Chair and Chief Executive Officer of Stryker Corporation (NYSE: SYK), to its Board of Directors effective March 13. Mr. Lobo brings more than 25 years of medical technology, operational, and financial leadership experience. His clinical expertise and track record of driving innovation and scaling global businesses make him well qualified to contribute to GE HealthCare’s strategic priorities.

“Kevin is a seasoned healthcare executive with a deep understanding of the medical technology landscape. His knowledge and insight will further strengthen our Board as we continue to build a more personalized, connected and sustainable future for healthcare,” said H. Lawrence Culp, Jr., Chairman of the Board of Directors, GE HealthCare. “We look forward to benefiting from his perspective as we execute on our growth and innovation priorities.”

Mr. Lobo has served as the Chief Executive Officer of Stryker Corporation since October 2012 and as chair of the Stryker Board of Directors since July 2014. Prior to this, he held leadership positions in Stryker’s Orthopedics Group and Neurotechnology and Spine Group. Mr. Lobo’s depth of experience includes operations leadership at Johnson & Johnson, including as President of Ethicon Endo Strategy, and Rhône-Poulenc, a chemical and pharmaceutical company. Earlier in his career, he held finance roles of increasing responsibility at KPMG, Unilever and Kraft Canada.

"GE HealthCare plays a critical role in shaping the future of healthcare through advanced technology, novel pharmaceutical diagnostics, and global reach," said Kevin Lobo. "I look forward to serving on its Board and working with the management team as it executes on its strategy to enable more precise patient care, drive growth, and create long-term value."

Media Contact:
Jennifer Fox
Head of External Corporate Communications
+1 414 530 3027
jennifer.r.fox@gehealthcare.com

Investor Relations Contact:
Carolynne Borders
+1-631-662-4317
carolynne.borders@gehealthcare.com

About GE HealthCare Technologies Inc.
GE HealthCare is a leading global healthcare solutions provider of advanced medical technology, pharmaceutical diagnostics, and AI, cloud and software solutions that help clinicians tackle the world’s most complex diseases. Serving patients and providers for 130 years, GE HealthCare is delivering bold innovations designed for the next era of medicine across its Imaging, Advanced Visualization Solutions, Patient Care

Solutions, and Pharmaceutical Diagnostics segments to help clinicians deliver more personalized, precise patient care. We are a $20.6 billion business with approximately 54,000 colleagues working to create a world where healthcare has no limits.

GE HealthCare is proud to be among 2026 Fortune World’s Most Admired Companies™.

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